Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Magellan Health Provides 2015 Financial Guidance

Scottsdale, Ariz. — December 16, 2014 — Magellan Health, Inc. (NASDAQ: MGLN) today announced that, for 2015, it expects to generate net revenue in the range of $4.25 billion to $4.49 billion, and net income in the range of $51 million to $67 million, which translates into diluted earnings per share (EPS) in the range of $1.90 to $2.50, inclusive of share repurchases to date. Adjusted net income(1) for 2015 is expected to be in the range of $88 million to $100 million, which equates to adjusted EPS(1) in the range of $3.28 to $3.73. For 2015, the company is assuming weighted average shares outstanding of 26.8 million. The company also expects segment profit(2) to be in the range of $265 million to $285 million. Cash flow from operations is expected to be in the range of $171 million to $195 million.

The company completed its previous $300 million share repurchase authorization, and has now begun the new, two year, $200 million program approved by the board of directors in October. Under this new program, through yesterday, December 15, the company has repurchased approximately 117,000 shares for a total cost of $7.2 million.

With respect to 2014, the company confirmed its guidance, which was most recently updated in October.

“We’ve made great progress this year on our plan for growth, primarily related to our Magellan Complete Care and Pharmacy Management initiatives,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “In MCC, we are managing the total care of individuals with complex needs. We serve those with serious mental illness in Florida, and Medicaid Managed Long Term Care recipients in New York. In our pharmacy business, we now offer full service pharmacy capabilities to manage the entire drug spend of populations for health plan, employer, and government customers. We will continue to solidify

(1) Adjusted net income and adjusted earnings per share reflect certain adjustments made for acquisitions completed after January 1, 2013 to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, as well as amortization of identified acquisition intangibles and changes in the fair value for contingent consideration recorded in relation to acquisitions.

(2) Segment profit is equal to net revenues less the sum of cost of care, cost of goods sold, direct service costs and other operating expenses, and includes income from unconsolidated subsidiaries, but excludes segment profit or loss from non-controlling interests held by other parties, as well as stock compensation expense and changes in the fair value of contingent consideration recorded in relation to acquisitions.

Note: Included in the tables issued with this press release are the reconciliations from the three non-GAAP measures discussed above to the corresponding GAAP measures.

our leadership position in population health management in the coming years across our behavioral health, pharmacy and specialty solutions businesses.”

“Looking ahead to 2015, we are poised for solid growth,” said Jonathan N. Rubin, chief financial officer. “We are projecting revenue growth of slightly less than 20 percent, and expect to report revenues of over $4 billion for the first time in the company’s history. We are reiterating our long-term compound annual growth objectives for both revenue and adjusted EPS of more than 20 percent, and for segment profit of more than 15 percent. Our 2015 plan and guidance represent a meaningful step forward towards these long-term goals.”

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern on Tuesday, December 16, 2014. To participate in the conference call, interested parties should call 1-800-857-1812 and reference the pass code 2015 Guidance Call approximately 15 minutes before the start of the call. The conference call will also be available via a live webcast at Magellan’s investor relations page at MagellanHealth.com.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a healthcare management company that focuses on fast-growing, complex and high-cost areas of healthcare, with an emphasis on special population management. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, managed care organizations, insurance companies, employers, labor unions, various military and government agencies, third party administrators, consultants and brokers. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2015 net revenue, net income, adjusted net income, segment profit, cash flow from operations, earnings per share, and adjusted earnings per share, long term compound growth objectives for revenue, adjusted EPS and segment profit, 2014 guidance and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014, and the company’s subsequent Quarterly Reports on Form 10-Q filed during 2014. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit, adjusted net income, and adjusted EPS information referred to herein may be considered a non-GAAP financial measure. Further information regarding these measures, including the reasons management considers this information useful to investors, are included in the company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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Magellan Health, Inc. and Subsidiaries

Fiscal 2015 Plan Guidance - Income Statement

(In millions, except per share amounts)

	Low	High

Net revenue	$4,250.0	$4,490.0

Cost and expenses:
Cost of care	2,380.0	2,510.0
Cost of goods sold	865.0	925.0
Direct service costs and other operating expenses (1)	802.0	819.0
Depreciation and amortization	99.0	95.0
Interest expense	8.0	6.0
Interest income	(3.0)	(1.0)
Income before income taxes	99.0	136.0
Provision for income taxes	48.0	67.0
Net income	51.0	69.0
Less: net income attributable to non-controlling interest	—	2.0
Net income attributable to Magellan Health, Inc.	$51.0	$67.0

Weighted average shares outstanding - diluted	26.8	26.8

Net income per common share attributable to Magellan Health, Inc. - diluted	$1.90	$2.50

(1) Includes stock compensation expense of $52.0 million and $46.0 million for low and high guidance, respectively, and contingent consideration expense of $11.0 million and $5.0 million for low and high guidance, respectively.

Reconciliation of segment profit to income before income taxes:

Segment profit	$265.0	$285.0
Stock compensation expense	(52.0)	(46.0)
Contingent consideration expense	(11.0)	(5.0)
Non-controlling interest segment profit	1.0	2.0
Depreciation and amortization	(99.0)	(95.0)
Interest expense	(8.0)	(6.0)
Interest income	3.0	1.0
Income before income taxes	$99.0	$136.0

Magellan Health, Inc. and Subsidiaries

Fiscal 2015 Plan Guidance - Non-GAAP Measures

(In millions, except per share amounts)

	Low	High

Adjusted Net Income	$88.0	$100.0
Adjusted for acquisitions starting in 2013
Amortization of acquired intangibles	(16.7)	(16.3)
Stock compensation relating to acquisitions	(32.8)	(32.8)
Change in fair value for contingent consideration	(11.0)	(5.0)
Tax impact	23.5	21.1
Net income attributable to Magellan Health, Inc.	$51.0	$67.0

Adjusted EPS	$3.28	$3.73
Adjusted for acquisitions starting in 2013
Amortization of acquired intangibles	(0.62)	(0.61)
Stock compensation relating to acquisitions	(1.22)	(1.22)
Change in fair value for contingent consideration	(0.41)	(0.19)
Tax impact	0.87	0.79
Net income per common share attributable to Magellan Health, Inc. - diluted	$1.90	$2.50

Magellan Health, Inc. and Subsidiaries

Fiscal 2015 Plan Guidance - Cash Flow

(In millions)

	Low	High

Cash flows from operating activities
Net income	$51.0	$69.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99.0	95.0
Non-cash stock compensation expense	52.0	46.0
Non-cash income tax expense	(25.0)	(29.0)
Other net cash flows from changes in assets and liabilities	(6.0)	14.0
Net cash provided by operating activities	171.0	195.0

Cash flows from investing activities
Capital expenditures	(74.0)	(64.0)
Non-cash investment activity	(6.0)	(2.0)
Net cash used in investing activities	(80.0)	(66.0)

Cash flows from financing activities
Payments on long-term debt and capital leases	(17.0)	(15.0)
Other	(5.0)	(3.0)
Net used in financing activities	(22.0)	(18.0)

Net increase in cash, cash equivalents and unrestricted investments	$69.0	$111.0